Exhibit 99.1

Newmont Announces Second Quarter 2022 Results

Newmont delivers solid second quarter production and free cash flow results from leading portfolio of long-life, responsibly managed assets; updates full-year guidance

DENVER--(BUSINESS WIRE)--July 25, 2022--Newmont Corporation (NYSE: NEM, TSX: NGT) (Newmont or the Company) today announced second quarter 2022 results.

SECOND QUARTER 2022 RESULTS

  Produced 1.5 million attributable ounces of gold and 330 thousand attributable gold equivalent ounces (GEO) from co-products, an increase of more than 130 thousand total gold equivalent ounces from the first quarter
  Generated $1.0 billion of cash from continuing operations and $514 million of Free Cash Flow (97 percent attributable to Newmont)*
  Reported gold Costs Applicable to Sales (CAS)* of $932 per ounce and All-In Sustaining Costs (AISC)* of $1,199 per ounce
  Adjusted Net Income (ANI) of $0.46 per share and Adjusted EBITDA of $1,149, impacted by increasing costs and declining metal prices
  Updated full-year guidance of 6.0 million ounces of attributable gold production, CAS of $900 per ounce and AISC of $1,150 per ounce; reaffirmed original guidance of 1.3 million gold equivalent ounces from copper, silver, lead and zinc with updated co-product cost guidance of $750 per GEO of CAS and $1,050 per GEO of AISC**
  Updated full-year guidance for development capital spend to $1.1 billion; Provided trends on development capital costs and timeline related to Tanami Expansion 2 and Ahafo North
  Declared second quarter dividend of $0.55 per share, consistent with the previous seven quarters***
  $1 billion share repurchase program to be used opportunistically in 2022, with $475 million remaining***
  Ended the quarter with $4.3 billion of consolidated cash and $7.3 billion of liquidity with a net debt to adjusted EBITDA ratio of 0.3x*
  Advancing profitable near-term projects, including Tanami Expansion 2, Ahafo North and Yanacocha Sulfides
  Completed acquisition of Sumitomo Corporation's 5 percent interest in Yanacocha, increasing ownership in Sulfides project to 100 percent
  Maintained a clear focus on managing the critical controls that must be in place at all times to prevent fatalities; 155 thousand critical control verifications completed by leaders in the field
  Published our 2021 Sustainability Reporting Suite, including our second Annual Climate Report, prepared in accordance with the Task Force for Climate Disclosure (TCFD) framework, detailing the pathway to achieve 2030 carbon emissions reduction targets and 2050 goal

"Newmont delivered a solid second quarter performance, producing 1.5 million gold ounces and generating $514 million in free cash flow. Through our industry-leading portfolio of assets and projects, our proven integrated operating model, our balanced and disciplined approach to capital allocation and our values-driven commitment to our purpose of creating value and improving lives through sustainable and responsible mining, Newmont remains well-positioned to safely manage through the evolving and unprecedented challenges that face our industry and the world at large."

- Tom Palmer, Newmont President and Chief Executive Officer

___________________________

*	Non-GAAP metrics; see reconciliations at the end of this release.
**	See discussion of outlook and cautionary statement at end of release regarding forward-looking statements.
***	See cautionary statement at the end of this release, including with respect to future dividends and share buybacks.

SECOND QUARTER 2022 FINANCIAL AND PRODUCTION SUMMARY

	Q2'22	Q1'22	Q2'21
Average realized gold price ($ per ounce)	$1,836	$1,892	$1,823
Attributable gold production (million ounces)	1.50	1.34	1.45
Gold costs applicable to sales (CAS) ($ per ounce)	$932	$890	$755
Gold all-in sustaining costs (AISC) ($ per ounce)	$1,199	$1,156	$1,035
GAAP net income from continuing operations ($ millions)	$379	$432	$640
Adjusted net income ($ millions)	$362	$546	$670
Adjusted EBITDA ($ millions)	$1,149	$1,390	$1,591
Cash flow from continuing operations ($ millions)	$1,033	$689	$993
Capital expenditures ($ millions)	$519	$437	$415
Free cash flow ($ millions)	$514	$252	$578

Attributable gold production1 increased 3 percent to 1,495 thousand ounces from the prior year quarter primarily due to higher ore grade milled at Boddington, Ahafo and Tanami and a draw-down of in-circuit inventory compared to a build in the prior year. In addition, the current quarter benefited from the increased ownership at Yanacocha due to the acquisition of Buenaventura's 43.65% ownership in February 2022. These increases were partially offset by lower ore grade milled and lower throughput at Peñasquito and Éléonore.

Gold CAS totaled $1.4 billion for the quarter. Gold CAS per ounce2 increased 23 percent to $932 per ounce from the prior year quarter primarily due to higher direct operating costs as a result of inflationary pressures, driven by higher labor costs and an increase in commodity inputs, including higher fuel and energy costs; as well as lower by-product credits at Yanacocha and a draw-down of higher cost in-circuit inventory compared to a build in the prior year. In addition, Gold CAS includes the allocation of $22 million for the Peñasquito profit-sharing agreement entered into during the second quarter of 2022 related to 2021 results.

Gold AISC per ounce3 increased 16 percent to $1,199 per ounce from the prior year quarter primarily due to higher CAS per ounce.

Attributable gold equivalent ounce (GEO) production from other metals increased 9 percent to 330 thousand ounces primarily due to higher ore grade milled at Boddington and higher mill recovery and throughput at Peñasquito.

CAS from other metals totaled $327 million for the quarter. CAS per GEO2 increased 56 percent to $983 per ounce from the prior year quarter primarily due to higher allocation of costs to other metals and higher direct operating costs as a result of inflationary pressures, driven by higher labor costs and an increase in commodity inputs, including higher fuel and energy costs. In addition, CAS from other metals includes the allocation of $48 million related to the Peñasquito profit-sharing agreement entered into during the second quarter of 2022 related to 2021 results.

AISC per GEO3 increased 45 percent to $1,286 per ounce primarily due to higher CAS per GEO and higher treatment and refining costs.

Average realized price for gold was $1,836, an increase of $13 per ounce over the prior year quarter. Average realized gold price includes $1,858 per ounce of gross price received, an unfavorable impact of $14 per ounce mark-to-market on provisionally-priced sales and reductions of $8 per ounce for treatment and refining charges.

Revenue remained flat at $3.1 billion compared to the prior year quarter as higher average realized gold prices and higher gold sales volumes were offset by lower average realized co-product metal prices.

Net income from continuing operations attributable to Newmont stockholders was $379 million or $0.48 per diluted share, a decrease of $261 million from the prior year quarter primarily due to higher CAS predominately resulting from the impacts of inflation and the Peñasquito profit-sharing agreement entered into during the second quarter of 2022, as well as unrealized losses on marketable and other equity securities. These decreases were partially offset by lower income tax expense.

Adjusted net income4 was $362 million or $0.46 per diluted share, compared to $670 million or $0.83 per diluted share in the prior year quarter. Primary adjustments to second quarter net income include changes in the fair value of investments and valuation allowance and other tax adjustments, including an $125 million tax settlement in Mexico.

Adjusted EBITDA5 decreased 28 percent to $1.1 billion for the quarter, compared to $1.6 billion for the prior year quarter.

Capital expenditures6 increased 25 percent from the prior year quarter to $519 million primarily due to higher development capital spend. Development capital expenditures in 2022 primarily include advancing Tanami Expansion 2, Yanacocha Sulfides, Ahafo North, Pamour and Cerro Negro District Expansion 1.

Consolidated operating cash flow from continuing operations increased 4 percent from the prior year quarter to $1.0 billion primarily due to a decrease in accounts receivable and increase in accounts payable due to the timing of receipts and payments to vendors, respectively, and a decrease in tax payments. These increases were partially offset by an increase in payments for reclamation and remediation obligations. Free Cash Flow7 decreased to $514 million from $578 million in the prior year quarter primarily due to higher development capital expenditures, partially offset by higher operating cash flow.

Balance sheet and liquidity ended the quarter with $4.3 billion of consolidated cash and approximately $7.3 billion of liquidity; reported net debt to adjusted EBITDA of 0.3x8.

Nevada Gold Mines (NGM) attributable gold production was 290 thousand ounces, with CAS of $1,035 per ounce and AISC of $1,263 per ounce for the second quarter. NGM EBITDA9 was $218 million.

Pueblo Viejo (PV) attributable gold production was 70 thousand ounces for the quarter. Cash distributions received for the Company's equity method investment in Pueblo Viejo totaled $48 million in the second quarter.

SECOND QUARTER 2022 EARNINGS DRIVERS

Compared to the first quarter of 2022, earnings were negatively impacted by higher labor, materials and consumables costs of approximately $80 million, higher fuel and energy costs of approximately $50 million and the $70 million expense recognized in the second quarter related to the Peñasquito profit-sharing agreement announced in early July. In addition, lower realized metals prices, including unfavorable mark-to-market adjustments on provisionally-priced sales, impacted earnings by approximately $225 million compared to the first quarter. These impacts were partially offset by approximately $250 million of higher sales volumes in the second quarter.

COVID UPDATE

Newmont continues to maintain wide-ranging protective measures for its workforce and neighboring communities, including screening, physical distancing, deep cleaning and avoiding exposure for at-risk individuals. The Company incurred incremental Covid specific costs of $10 million during the quarter for activities such as additional health and safety procedures, increased transportation and distributions from the Newmont Global Community Support Fund. The majority of the additional incremental Covid specific costs have not been adjusted from our non-GAAP metrics.

PROJECTS UPDATE10

Newmont’s project pipeline supports stable production with improving margins and mine life. Newmont's 2022 and longer-term outlook includes current development capital costs and production related to Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1. Additional projects not listed below represent incremental improvements to the Company's outlook.

  Tanami Expansion 2 (Australia) secures Tanami’s future as a long-life, low-cost producer to extend mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to process 3.3 million tonnes per year and provide a platform for future growth. The expansion is expected to increase average annual gold production by approximately 150,000 to 200,000 ounces per year for the first five years and reduce operating costs by approximately 10 percent. Development costs (excluding capitalized interest) since approval were $395 million, of which $111 million related to the six months ended June 30, 2022. Total capital costs are expected to be approximately 25% above the prior estimate, incorporating the significant impacts from Covid-related restrictions and protocols and the current market conditions for labor and materials. Commercial production for the project is now expected to be in early 2025. Formal updates to capital estimates and estimated project completion will be provided later in the year.
  Ahafo North (Africa) expands our existing footprint in Ghana with four open pit mines and a stand-alone mill located approximately 30 kilometers from the Company’s Ahafo South operations. The project is expected to add between 275,000 and 325,000 ounces per year for the first five full years of production. Ahafo North is the best unmined gold deposit in West Africa with approximately 3.5 million ounces of Reserves and more than 1 million ounces of Measured, Indicated and Inferred Resources and significant upside potential to extend beyond Ahafo North’s current 13-year mine life. Development costs (excluding capitalized interest) since approval were $142 million, of which $75 million related to the six months ended June 30, 2022. Total capital costs are expected to be approximately 15% above the prior estimate, incorporating the cost associated with delayed land access. Commercial production for the project is now expected to be in mid-2025. Formal updates to capital estimates and estimated project completion will be provided later in the year.
  Yanacocha Sulfides (South America) will develop the first phase of sulfide deposits and an integrated processing circuit, including an autoclave to produce 45% gold, 45% copper and 10% silver. The project is expected to add average annual production of 525,000 gold equivalent ounces per year for the first five full years (2027-2031). Total capital costs for the project are estimated at $2.5 billion from the investment decision date, expected in late 2022, with a three year development period. The first phase focuses on developing the Yanacocha Verde and Chaquicocha deposits to extend Yanacocha’s operations beyond 2040 with second and third phases having the potential to extend life for multiple decades.
  Pamour (North America) extends the life of Porcupine and maintains production beginning in 2024. The project will optimize mill capacity, adding volume and supporting high grade ore from Borden and Hoyle Pond, while supporting further exploration in a highly prospective and proven mining district. An investment decision is expected in the second half of 2022 with estimated capital costs between $350 and $450 million.
  Cerro Negro District Expansion 1 (South America) includes the simultaneous development of the Marianas and Eastern districts to extend the mine life of Cerro Negro beyond 2030. The project is expected to improve production to above 350,000 ounces beginning in 2024. Development capital costs for the project are estimated to be approximately $300 million. This project provides a platform for further exploration and future growth through additional expansions.

________________________________________________

[1]	Attributable gold production for the second quarter 2022 includes 70 thousand ounces from the Company’s equity method investment in Pueblo Viejo (40%).
[2]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[3]	Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
[4]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[5]	Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[6]	Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.
[7]	Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
[8]	Non-GAAP measure. See end of this release for reconciliation.
[9]	Non-GAAP measure. See end of this release for reconciliation.
[10]

Project estimates remain subject to change based upon uncertainties, including future impacts of Covid-19 and other cost pressures, supply chain disruptions and availabilities, commodity price volatility and other factors, which may impact estimated capital expenditures, AISC and timing of projects. See end of this release for cautionary statement regarding forward-looking statements.

UPDATED OUTLOOK

Newmont is providing updated 2022 outlook due to impacts on gold production estimates in the first half of the year, as well as the continued impact from inflationary pressures on costs. Please see the cautionary statement in the end notes for additional information. For further discussion, investors are encouraged to attend Newmont’s Second Quarter 2022 Earnings Conference Call.

Newmont's updated 2022 outlook includes 6.0 million ounces of attributable gold production and 1.3 million gold equivalent ounces from copper, silver, lead and zinc. The revised outlook for attributable gold production includes negative impacts from operational challenges at Ahafo, a transition to a leach-only operation at CC&V, as well as challenges from a competitive labor market, primarily in Canada and Australia.

Ahafo experienced challenges due to labor availability and supply chain disruptions impacting the delivery of new equipment and critical spares, which affected our ability to ramp-up mining rates at Subika Underground. As a result, Ahafo's full-year production was reduced by approximately 80 thousand ounces. The CC&V operation has begun the transition to a higher-value, longer-life leach-only operation, resulting in a reduction in full-year production of approximately 40 thousand ounces. In addition, Newmont continues to experience lower productivity as a result of a competitive labor market in Canada in Australia, resulting in full-year production impacts of approximately 50 thousand ounces and 30 thousand ounces in those regions, respectively.

Updated 2022 CAS outlook is expected to be $900 per gold ounce and $750 per co-product gold equivalent ounce. Updated 2022 AISC outlook is expected to be $1,150 per gold ounce and $1,050 per co-product gold equivalent ounce. The revised outlook includes the impact from lower production volumes and higher direct operating costs related to labor, energy, consumables and supplies as a result of sustained inflationary pressures.

Development capital is expected to be $1.1 billion for 2022 to incorporate delays in spending at Yanacocha Sulfides and Ahafo North.

General and administrative expense is expected to be $270 million, incorporating slight increases in labor costs due to inflationary pressures. Interest expense is expected to be $200 million, a reduction of $25 million following the timely refinancing of our 2022 and 2023 notes in December of last year.

Newmont 2022 Outlook [a]	Updated (as of July 25, 2022)	Previous (as of Dec. 2, 2021)
Consolidated Gold Production (Moz)	5.9	6.1
Attributable Gold Production (Moz) [b]	6.0	6.2
Consolidated Gold CAS ($/oz)	900	820
Consolidated Gold AISC($/oz) [c]	1,150	1,050
Consolidated Co-Product GEO Production (Moz) [d]	1.3	1.3
Attributable Co-Product GEO Production (Moz) [d]	1.3	1.3
Consolidated Co-Product GEO CAS ($/oz) [d]	750	675
Consolidated Co-Product GEO AISC ($/oz) [c,d]	1,050	975
Consolidated Total GEO Production (Moz) [d]	7.2	7.4
Attributable Total GEO Production (Moz) [d]	7.3	7.5
Consolidated Total GEO CAS ($/oz) [d]	875	800
Consolidated Total GEO AISC ($/oz) [c,d]	1,130	1,030
Consolidated Sustaining Capital Expenditures ($M)	1,000	1,000
Consolidated Development Capital Expenditures ($M)	1,100	1,400
Attributable Sustaining Capital Expenditures ($M)	925	925
Attributable Development Capital Expenditures ($M) [e]	1,100	1,400
General & Administrative ($M)	270	260
Interest Expense ($M)	200	225
Depreciation and Amortization ($M)	2,300	2,300
Exploration & Advanced Projects ($M)	450	450
Adjusted Tax Rate [f,g]	30% - 34%	30% - 34%
[a]

2022 outlook projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of July 25, 2022. Outlook is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, updated 2022 Outlook includes actual results through June 30, 2022 and assumes $1,800/oz Au, $4.10/lb Cu, $21.00/oz Ag, $1.60/lb Zn, $0.95/lb Pb, $0.74 USD/AUD exchange rate, $0.80 USD/CAD exchange rate and $110/barrel WTI for the second half of 2022. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved, except for Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1 which are included in Outlook. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Assumptions used for purposes of Outlook may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Outlook cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Outlook and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary at the end of this release.

[b]

Attributable gold production outlook includes the Company’s equity investment (40%) in Pueblo Viejo with ~285Koz in 2022; does not include the Company’s other equity investments. Attributable gold production outlook represents the Company's 75% interest in Merian.

[c]	All-in sustaining costs (AISC) as used in the Company’s Outlook is a non-GAAP metric; see below for further information and reconciliation to consolidated 2022 CAS outlook.
[d]

Gold equivalent ounces (GEO) is calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.), and Zinc ($1.15/lb.) pricing.

[e]

Attributable development capital accounts for the acquisition of the remaining interest in Yanacocha, including Buenaventura's 43.65% interest and Sumitomo Corporation's 5% interest, as announced on February 8, 2022 and April 12, 2022, respectively.

[f]	The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
[g]

Assuming average prices of $1,800 per ounce for gold, $3.25 per pound for copper, $23.00 per ounce for silver, $0.95 per pound for lead, and $1.15 per pound for zinc and achievement of current production and sales volumes and cost estimates, we estimate our consolidated adjusted effective tax rate related to continuing operations for 2022 will be between 30%-34%.

	Three Months Ended June 30,				Six Months Ended June 30,
Operating Results	2022	2021	% Change		2022	2021	% Change
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,455	1,383	5%		2,746	2,744	—%
Attributable gold equivalent ounces sold	333	302	10%		683	629	9%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,836	$1,823	1%		$1,863	$1,788	4%
Average realized copper price	$2.99	$4.37	(32	) %	$3.81	$4.30	(11	) %
Average realized silver price	$17.42	$23.00	(24	) %	$18.85	$21.27	(11	) %
Average realized lead price	$0.80	$1.02	(22	) %	$0.94	$0.95	(1	) %
Average realized zinc price	$1.08	$1.34	(19	) %	$1.47	$1.19	24%

Attributable Production (koz)
North America	316	397	(20	) %	625	810	(23	) %
South America	210	189	11%		408	363	12%
Australia	366	299	22%		648	568	14%
Africa	243	202	20%		441	407	8%
Nevada	290	284	2%		578	587	(2	) %
Total Gold (excluding equity method investments)	1,425	1,371	4%		2,700	2,735	(1	) %
Pueblo Viejo (40%) (2)	70	78	(10	) %	139	169	(18	) %
Total Gold	1,495	1,449	3%		2,839	2,904	(2	) %

North America	266	260	2%		565	545	4%
Australia	64	43	49%		115	75	53%
Total Gold Equivalent Ounces	330	303	9%		680	620	10%

CAS Consolidated ($/oz, $/GEO)
North America	$1,124	$769	46%		$1,061	$752	41%
South America	$982	$721	36%		$952	$753	26%
Australia	$710	$764	(7	) %	$734	$757	(3	) %
Africa	$838	$763	10%		$853	$760	12%
Nevada	$1,035	$753	37%		$967	$749	29%
Total Gold	$932	$755	23%		$912	$754	21%
Total Gold (by-product)	$926	$586	58%		$818	$595	37%

North America	$1,054	$586	80%		$864	$550	57%
Australia	$710	$898	(21	) %	$765	$913	(16	) %
Total Gold Equivalent Ounces	$983	$629	56%		$846	$590	43%

AISC Consolidated ($/oz, $/GEO)
North America	$1,437	$985	46%		$1,336	$971	38%
South America	$1,203	$1,022	18%		$1,164	$1,041	12%
Australia	$873	$997	(12	) %	$917	$1,048	(13	) %
Africa	$1,017	$1,000	2%		$1,057	$974	9%
Nevada	$1,263	$985	28%		$1,176	$924	27%
Total Gold	$1,199	$1,035	16%		$1,179	$1,037	14%
Total Gold (by-product)	$1,261	$918	37%		$1,155	$935	24%

North America	$1,349	$761	77%		$1,140	$762	50%
Australia	$829	$1,113	(26	) %	$895	$1,231	(27	) %
Total Gold Equivalent Ounces	$1,286	$886	45%		$1,138	$851	34%
[1]	Attributable gold ounces from the Pueblo Viejo mine, an equity method investment, are not included in attributable gold ounces sold.
[2]

Represents attributable gold from Pueblo Viejo and does not include the Company's other equity method investments. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote 1. Income and expenses of equity method investments are included in Equity income (loss) of affiliates.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in millions except per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Sales	$3,058	$3,065	$6,081	$5,937

Costs and expenses
Costs applicable to sales (1)	1,708	1,281	3,143	2,528
Depreciation and amortization	559	561	1,106	1,114
Reclamation and remediation	49	57	110	103
Exploration	62	52	100	87
Advanced projects, research and development	45	37	89	68
General and administrative	73	64	137	129
Other expense, net	22	52	57	91
	2,518	2,104	4,742	4,120
Other income (expense):
Other income (loss), net	(75)	50	(184)	11
Interest expense, net of capitalized interest	(57)	(68)	(119)	(142)
	(132)	(18)	(303)	(131)
Income (loss) before income and mining tax and other items	408	943	1,036	1,686
Income and mining tax benefit (expense)	(33)	(341)	(247)	(576)
Equity income (loss) of affiliates	17	49	56	99
Net income (loss) from continuing operations	392	651	845	1,209
Net income (loss) from discontinued operations	8	10	24	31
Net income (loss)	400	661	869	1,240
Net loss (income) attributable to noncontrolling interests	(13)	(11)	(34)	(31)
Net income (loss) attributable to Newmont stockholders	$387	$650	$835	$1,209

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$379	$640	$811	$1,178
Discontinued operations	8	10	24	31
	$387	$650	$835	$1,209

Weighted average common shares (millions):
Basic	794	801	793	801
Effect of employee stock-based awards	1	2	2	1
Diluted	795	803	795	802

Net income (loss) attributable to Newmont stockholders per common share
Basic:
Continuing operations	$0.48	$0.80	$1.02	$1.47
Discontinued operations	0.01	0.01	0.03	0.04
	$0.49	$0.81	$1.05	$1.51
Diluted:
Continuing operations	$0.48	$0.80	$1.02	$1.47
Discontinued operations	0.01	0.01	0.03	0.04
	$0.49	$0.81	$1.05	$1.51
[1]	Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating activities:
Net income (loss)	$400	$661	$869	$1,240
Non-cash adjustments:
Depreciation and amortization	559	561	1,106	1,114
Net loss (income) from discontinued operations	(8)	(10)	(24)	(31)
Charges from pension settlement	—	—	130	—
Deferred income taxes	(70)	39	(111)	14
Reclamation and remediation	46	53	103	96
Change in fair value of investments	135	(26)	96	84
Stock-based compensation	22	21	40	38
Other non-cash adjustments	(14)	(40)	15	(130)
Net change in operating assets and liabilities	(37)	(266)	(502)	(591)
Net cash provided by (used in) operating activities of continuing operations	1,033	993	1,722	1,834
Net cash provided by (used in) operating activities of discontinued operations	10	2	15	2
Net cash provided by (used in) operating activities	1,043	995	1,737	1,836

Investing activities:
Additions to property, plant and mine development	(519)	(415)	(956)	(814)
Contributions to equity method investees	(39)	(45)	(91)	(72)
Payment relating to sale of La Zanja	—	—	(45)	—
Proceeds from asset and investment sales	32	22	41	85
Return of investment from equity method investees	26	—	39	18
Acquisitions, net	(15)	(328)	(15)	(328)
Purchases of investments	(4)	(12)	(8)	(16)
Other	4	1	1	—
Net cash provided by (used in) investing activities	(515)	(777)	(1,034)	(1,127)

Financing activities:
Dividends paid to common stockholders	(437)	(440)	(873)	(881)
Acquisition of noncontrolling interests	(48)	—	(348)	—
Distributions to noncontrolling interests	(44)	(43)	(103)	(97)
Repayment of debt	—	(550)	(89)	(550)
Funding from noncontrolling interests	24	18	56	48
Payments for withholding of employee taxes related to stock-based compensation	—	(1)	(36)	(29)
Payments on lease and other financing obligations	(15)	(18)	(34)	(36)
Repurchases of common stock	—	(134)	—	(134)
Other	(2)	13	10	13
Net cash provided by (used in) financing activities	(522)	(1,155)	(1,417)	(1,666)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12)	2	(9)	—
Net change in cash, cash equivalents and restricted cash	(6)	(935)	(723)	(957)
Cash, cash equivalents and restricted cash at beginning of period	4,376	5,626	5,093	5,648
Cash, cash equivalents and restricted cash at end of period	$4,370	$4,691	$4,370	$4,691

NEWMONT CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$4,307	$4,583	$4,307	$4,583
Restricted cash included in Other current assets	—	1	—	1
Restricted cash included in Other non-current assets	63	107	63	107
Total cash, cash equivalents and restricted cash	$4,370	$4,691	$4,370	$4,691

NEWMONT CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in millions)

	At June 30, 2022	At December 31, 2021
ASSETS
Cash and cash equivalents	$4,307	$4,992
Trade receivables	364	337
Investments	51	82
Inventories	922	930
Stockpiles and ore on leach pads	752	857
Other current assets	511	498
Current assets	6,907	7,696
Property, plant and mine development, net	24,131	24,124
Investments	3,203	3,243
Stockpiles and ore on leach pads	1,788	1,775
Deferred income tax assets	209	269
Goodwill	2,771	2,771
Other non-current assets	681	686
Total assets	$39,690	$40,564

LIABILITIES
Accounts payable	$583	$518
Employee-related benefits	471	386
Income and mining taxes payable	178	384
Lease and other financing obligations	98	106
Debt	—	87
Other current liabilities	1,121	1,173
Current liabilities	2,451	2,654
Debt	5,568	5,565
Lease and other financing obligations	507	544
Reclamation and remediation liabilities	5,844	5,839
Deferred income tax liabilities	1,976	2,144
Employee-related benefits	371	439
Silver streaming agreement	868	910
Other non-current liabilities	506	608
Total liabilities	18,091	18,703

Contingently redeemable noncontrolling interest	—	48

EQUITY
Common stock	1,278	1,276
Treasury stock	(236)	(200)
Additional paid-in capital	17,334	17,981
Accumulated other comprehensive income (loss)	(11)	(133)
Retained earnings (accumulated deficit)	3,056	3,098
Newmont stockholders' equity	21,421	22,022
Noncontrolling interests	178	(209)
Total equity	21,599	21,813
Total liabilities and equity	$39,690	$40,564

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Refer to Non-GAAP Financial Measures within Part II, Item 7 within our Form 10-K filed with the SEC on February 24, 2022 for further information on the Non-GAAP financial measures presented below, including why management believes that its presentation of non-GAAP financial measures provides useful information to investors.

Adjusted net income (loss)

Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$387	$0.49	$0.49	$835	$1.05	$1.05
Net loss (income) attributable to Newmont stockholders from discontinued operations	(8)	(0.01)	(0.01)	(24)	(0.03)	(0.03)
Net income (loss) attributable to Newmont stockholders from continuing operations	379	0.48	0.48	811	1.02	1.02
Pension settlement (2)	—	—	—	130	0.16	0.16
Change in fair value of investments (3)	135	0.17	0.17	96	0.13	0.13
(Gain) loss on asset and investment sales (4)	—	—	—	35	0.04	0.04
Settlement costs (5)	5	—	—	18	0.03	0.03
Reclamation and remediation charges (6)	—	—	—	13	0.02	0.02
Impairment of long-lived and other assets (7)	2	—	—	2	—	—
COVID-19 specific costs (8)	1	—	—	1	—	—
Restructuring and severance (9)	—	—	—	1	—	—
Other (10)	(18)	(0.03)	(0.03)	(18)	(0.03)	(0.03)
Tax effect of adjustments (11)	(25)	(0.03)	(0.03)	(62)	(0.08)	(0.08)
Valuation allowance and other tax adjustments (12)	(117)	(0.13)	(0.13)	(119)	(0.14)	(0.15)
Adjusted net income (loss)	$362	$0.46	$0.46	$908	$1.15	$1.14

Weighted average common shares (millions): (13)		794	795		793	795
[1]	Per share measures may not recalculate due to rounding.
[2]

Pension settlement, included in Other income (loss), net, represents pension settlement charges in 2022 related to the annuitization of certain defined benefit plans. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

[3]

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities. For further information regarding our investments, refer to Note 10 of the Condensed Consolidated Financial Statements.

[4]

(Gain) loss on asset and investment sales, included in Other income (loss), net, primarily represents the loss recognized on the sale of the La Zanja equity method investment. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

[5]	Settlement costs, included in Other expense, net, primarily are comprised of legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine.
[6]

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 of the Condensed Consolidated Financial Statement for further information.

[7]	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplied inventories.
[8]

COVID-19 specific costs, included in Other expense, net, primarily include amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic.

[9]

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.

[10]

Primarily comprised of a reimbursement of certain historical Goldcorp operational expenses related to a legacy project that reached commercial production in the second quarter of 2022, included in Other income (loss), net.

[11]

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (10), as described above, and are calculated using the applicable regional tax rate.

[12]

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and six months ended June 30, 2022 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $37 and $49, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(23) and $(26), net reductions to the reserve for uncertain tax positions of $(5) and $(17), other tax adjustments of $(1) and $—, and a tax settlement in Mexico of $(125) and $(125). For further information on reductions to the reserve for uncertain tax positions, refer to Note 8 of the Condensed Consolidated Financial Statements.

[13]	Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$650	$0.81	$0.81	$1,209	$1.51	$1.51
Net loss (income) attributable to Newmont stockholders from discontinued operations	(10)	(0.01)	(0.01)	(31)	(0.04)	(0.04)
Net income (loss) attributable to Newmont stockholders from continuing operations	640	0.80	0.80	1,178	1.47	1.47
Change in fair value of investments (2)	(26)	(0.03)	(0.03)	84	0.10	0.10
Gain (loss) on asset and investment sales (3)	—	—	—	(43)	(0.05)	(0.05)
Reclamation and remediation charges (4)	20	0.02	0.02	30	0.04	0.04
Impairment of long-lived and other assets (5)	11	0.01	0.01	12	0.01	0.01
Settlement costs (6)	8	0.01	0.01	11	0.01	0.01
Restructuring and severance, net (7)	5	—	—	9	0.01	0.01
COVID-19 specific costs (8)	1	—	—	2	—	—
Tax effect of adjustments (9)	(11)	—	—	(30)	(0.03)	(0.03)
Valuation allowance and other tax adjustments, net (10)	22	0.03	0.02	11	0.02	0.02
Adjusted net income (loss)	$670	$0.84	$0.83	$1,264	$1.58	$1.58

Weighted average common shares (millions): (11)		801	803		801	802
[1]	Per share measures may not recalculate due to rounding.
[2]

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses on marketable and other equity securities and our investment instruments. For further information regarding our investments, refer to Note 10 of the Condensed Consolidated Financial Statements.

[3]

(Gain) loss on asset and investment sales, included in Other income (loss), net, primarily represents a gain on the sale of TMAC. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

[4]

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 of the Condensed Consolidated Financial Statements for further information.

[5]	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
[6]	Settlement costs, included in Other expense, net, primarily represents certain costs associated with legal and other settlements.
[7]

Restructuring and severance, net, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company. Total amount is presented net of income (loss) attributable to noncontrolling interests of $— and $(1), respectively.

[8]

COVID-19 specific costs, included in Other expense, net, primarily includes amounts distributed from the Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic. Adjusted net income (loss) has not been adjusted for $19 and $40, respectively, of incremental COVID-19 costs incurred as a result of actions taken to protect against the impacts of the COVID-19 pandemic at our operational sites. Refer to Note 6 of the Condensed Consolidated Financial Statements for further information.

[9]

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (8), as described above, and are calculated using the applicable regional tax rate.

[10]

Valuation allowance and other tax adjustments, net, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and six months ended June 30, 2021 is due to increases or (decreases) to net operating losses, tax credit carryovers and other deferred tax assets subject to valuation allowance of $9 and $30 respectively, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $11 and $(17) respectively, changes to the reserve for uncertain tax positions of $22 and $22 respectively, and other tax adjustments of $(17) and $(19), respectively. Total amount is presented net of income (loss) attributable to noncontrolling interests of $(3) and $(5), respectively.

[11]	Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with GAAP.

Earnings before interest, taxes, depreciation and amortization and Adjusted earnings before interest, taxes, depreciation and amortization

Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss) attributable to Newmont stockholders	$387	$650	$835	$1,209
Net income (loss) attributable to noncontrolling interests	13	11	34	31
Net loss (Income) from discontinued operations	(8)	(10)	(24)	(31)
Equity loss (income) of affiliates	(17)	(49)	(56)	(99)
Income and mining tax expense (benefit)	33	341	247	576
Depreciation and amortization	559	561	1,106	1,114
Interest expense, net of capitalized interest	57	68	119	142
EBITDA	$1,024	$1,572	$2,261	$2,942
Adjustments:
Pension settlement (1)	—	—	130	—
Change in fair value of investments (2)	135	(26)	96	84
(Gain) loss on asset and investment sales (3)	—	—	35	(43)
Settlement costs (4)	5	8	18	11
Reclamation and remediation charges (5)	—	20	13	30
Impairment of long-lived and other assets (6)	2	11	2	12
COVID-19 specific costs (7)	1	1	1	2
Restructuring and severance (8)	—	5	1	10
Other (9)	(18)	—	(18)	—
Adjusted EBITDA	$1,149	$1,591	$2,539	$3,048
[1]

Pension settlement, included in Other income (loss), net, represents pension settlement charges in 2022 related to the annuitization of certain defined benefit plans. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

[2]

Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities. For further information regarding our investments, refer to Note 10 of the Condensed Consolidated Financial Statements.

[3]

(Gain) loss on asset and investment sales, included in Other income (loss), net, primarily represents the loss recognized on the sale of the La Zanja equity method investment in 2022 and a gain on the sale of TMAC in 2021. For further information, refer to Note 7 of the Condensed Consolidated Financial Statements.

[4]	Settlement costs, included in Other expense, net, are primarily comprised of a legal settlement and a voluntary contribution made to support humanitarian efforts in Ukraine in 2022.
[5]

Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value. Refer to Note 5 of the Condensed Consolidated Financial Statement for further information.

[6]	Impairment of long-lived and other assets, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplied inventories.
[7]

COVID-19 specific costs, included in Other expense, net, primarily include amounts distributed from Newmont Global Community Support Fund to help host communities, governments and employees combat the COVID-19 pandemic.

[8]

Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.

[9]

Primarily comprised of a reimbursement of certain historical Goldcorp operational expenses related to a legacy project that reached commercial production in the second quarter of 2022, included in Other income (loss), net.

Income (loss) before income and mining tax and other items is reconciled to NGM EBITDA as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Income (Loss) before Income and Mining Tax and other Items, NGM (1)	$91	$170	$244	$337
Depreciation and amortization (1)	127	128	252	255
NGM EBITDA	$218	$298	$496	$592
[1]	Refer to Note 3 of the Condensed Consolidated Financial Statements.

Free Cash Flow

The following table sets forth a reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net cash provided by (used in) operating activities	$1,043	$995	$1,737	$1,836
Less: Net cash used in (provided by) operating activities of discontinued operations	$(10)	(2)	(15)	(2)
Net cash provided by (used in) operating activities of continuing operations	$1,033	993	1,722	1,834
Less: Additions to property, plant and mine development	$(519)	(415)	(956)	(814)
Free Cash Flow	$514	$578	$766	$1,020

Net cash provided by (used in) investing activities (1)	$(515)	$(777)	$(1,034)	$(1,127)
Net cash provided by (used in) financing activities	$(522)	$(1,155)	$(1,417)	$(1,666)
[1]	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Attributable Free Cash Flow

Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,043	$(20)	$1,023	$1,737	$(53)	$1,684
Less: Net cash used in (provided by) operating activities of discontinued operations	(10)	—	(10)	(15)	—	(15)
Net cash provided by (used in) operating activities of continuing operations	1,033	(20)	1,013	1,722	(53)	1,669
Less: Additions to property, plant and mine development (2)	(519)	3	(516)	(956)	21	(935)
Free Cash Flow	$514	$(17)	$497	$766	$(32)	$734

Net cash provided by (used in) investing activities (3)	$(515)			$(1,034)
Net cash provided by (used in) financing activities	$(522)			$(1,417)
[1]

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests.

[2]

For the three months ended June 30, 2022, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $82 and $13, respectively, on a cash basis. For the six months ended June 30, 2022, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $150 and $24, respectively, on a cash basis.

[3]	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$995	$(33)	$962	$1,836	$(53)	$1,783
Less: Net cash used in (provided by) operating activities of discontinued operations	(2)	—	(2)	(2)	—	(2)
Net cash provided by (used in) operating activities of continuing operations	993	(33)	960	1,834	(53)	1,781
Less: Additions to property, plant and mine development (2)	(415)	15	(400)	(814)	31	(783)
Free Cash Flow	$578	$(18)	$560	$1,020	$(22)	$998

Net cash provided by (used in) investing activities (3)	$(777)			$(1,127)
Net cash provided by (used in) financing activities	$(1,155)			$(1,666)
[1]

Adjustment to eliminate a portion of Net cash provided by (used in) operating activities, Net cash provided by (used in) operating activities of discontinued operations and Additions to property, plant and mine development attributable to noncontrolling interests, which relate to Yanacocha (48.65%) and Merian (25%).

[2]

For the three months ended June 30, 2021, Yanacocha and Merian had total consolidated Additions to property, plant and mine development of $26 and $11, respectively, on a cash basis. For the six months ended June 30, 2021, Yanacocha and Merian had total consolidated Additions to property, plant and mine development f $54 and $22, respectively, on a cash basis.

[3]	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/gold equivalent ounce

Costs applicable to sales per ounce/gold equivalent ounce are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per gold ounce

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Costs applicable to sales (1)(2)	$1,381	$1,091	$2,565	$2,156
Gold sold (thousand ounces)	1,482	1,444	2,811	2,861
Costs applicable to sales per ounce (3)	$932	$755	$912	$754
[1]	Includes by-product credits of $26 and $72 during the three months ended June 30, 2022 and 2021, respectively, and $53 and $127 during the six months ended June 30, 2022 and 2021, respectively.
[2]	Excludes Depreciation and amortization and Reclamation and remediation.
[3]	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per gold equivalent ounce

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Costs applicable to sales (1)(2)	$327	$190	$578	$372
Gold equivalent ounces - other metals (thousand ounces) (3)	333	302	683	629
Costs applicable to sales per gold equivalent ounce (4)	$983	$629	$846	$590
[1]	Includes by-product credits of $2 and $2 during the three months ended June 30, 2022 and 2021, respectively, and $4 and $3 during the six months ended June 30, 2022 and 2021, respectively
[2]	Excludes Depreciation and amortization and Reclamation and remediation.
[3]

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022 and Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

[4]	Per ounce measures may not recalculate due to rounding.

Costs applicable to sales per gold ounce for Nevada Gold Mines (NGM)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cost applicable to sales, NGM (1)(2)	$302	$215	$559	$442
Gold sold (thousand ounces), NGM	291	285	578	590
Costs applicable to sales per ounce, NGM (3)	$1,035	$753	$967	$749
[1]	See Note 3 to the Condensed Consolidated Financial Statements.
[2]	Excludes Depreciation and amortization and Reclamation and remediation.
[3]	Per ounce measures may not recalculate due to rounding.

All-In Sustaining Costs

All-in sustaining costs represent the sum of certain costs, recognized as GAAP financial measures, that management considers to be associated with production. All-in sustaining costs per ounce amounts are calculated by dividing all-in sustaining costs by gold ounces or gold equivalent ounces sold.

Three Months Ended June 30, 2022	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
CC&V	$49	$4	$2	$—	$2	$—	$14	$71	46	$1,553
Musselwhite	53	1	2	—	—	—	11	67	40	1,693
Porcupine	71	1	4	—	—	—	14	90	68	1,328
Éléonore	71	2	1	—	2	—	14	90	47	1,922
Peñasquito (10)	127	3	1	—	—	6	18	155	130	1,187
Other North America	—	—	—	2	—	—	—	2	—	—
North America	371	11	10	2	4	6	71	475	331	1,437

Yanacocha	73	6	2	—	4	—	6	91	69	1,321
Merian	94	1	4	—	1	—	13	113	96	1,173
Cerro Negro	71	2	1	—	1	—	11	86	78	1,106
Other South America	—	—	—	2	—	—	—	2	—	—
South America	238	9	7	2	6	—	30	292	243	1,203

Boddington	181	4	1	—	1	5	14	206	241	854
Tanami	84	1	1	—	2	—	28	116	132	873
Other Australia	—	—	1	2	—	—	1	4	—	—
Australia	265	5	3	2	3	5	43	326	373	873

Ahafo	129	2	—	—	—	—	22	153	135	1,130
Akyem	76	8	—	—	—	—	7	91	109	837
Other Africa	—	—	1	3	—	—	1	5	—	—
Africa	205	10	1	3	—	—	30	249	244	1,017

Nevada Gold Mines	302	3	4	2	—	—	57	368	291	1,263
Nevada	302	3	4	2	—	—	57	368	291	1,263

Corporate and Other	—	—	16	50	—	—	2	68	—	—
Total Gold	$1,381	$38	$41	$61	$13	$11	$233	$1,778	1,482	$1,199

Gold equivalent ounces - other metals (11)
Peñasquito (10)	$278	$5	$4	$—	$1	$32	$35	$355	264	$1,347
Other North America	—	—	—	—	—	—	—	—	—	—
North America	278	5	4	—	1	32	35	355	264	1,349

Boddington	49	—	1	—	—	3	3	56	69	818
Other Australia	—	—	—	1	—	—	—	1	—	—
Australia	49	—	1	1	—	3	3	57	69	829

Corporate and Other	—	—	3	11	—	—	1	15	—	—
Total Gold Equivalent Ounces	$327	$5	$8	$12	$1	$35	$39	$427	333	$1,286

Consolidated	$1,708	$43	$49	$73	$14	$46	$272	$2,205
[1]	Excludes Depreciation and amortization and Reclamation and remediation.
[2]	Includes by-product credits of $28 and excludes co-product revenues of $336.
[3]	Includes stockpile and leach pad inventory adjustments of $2 at CC&V and $27 at NGM.
[4]

Reclamation costs include operating accretion and amortization of asset retirement costs of $16 and $27, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $29 and $4, respectively.

[5]

Advanced projects, research and development and exploration excludes development expenditures of $1 at CC&V, $1 at Peñasquito, $1 at Other North America, $3 at Yanacocha, $2 at Merian, $3 at Cerro Negro, $11 at Other South America, $6 at Tanami, $4 at Other Australia, $7 at Ahafo, $4 at Akyem, $5 at NGM and $10 at Corporate and Other, totaling $58 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

[6]	Other expense, net is adjusted for settlement costs of $5, impairment of long-lived and other assets of $2 and distributions from the Newmont Global Community Support Fund of $1.
[7]

Includes sustaining capital expenditures of $94 for North America, $30 for South America, $43 for Australia, $29 for Africa, $57 for Nevada, and $3 for Corporate and Other, totaling $256 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $263. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis in our Form 10-Q filed with the SEC on July 25, 2022 for discussion of major development projects.

[8]	Includes finance lease payments for sustaining projects of $16.
[9]	Per ounce measures may not recalculate due to rounding.
[10]

Costs applicable to sales includes $70 related to the Peñasquito Profit-Sharing Agreement. For further information, refer to Note 3 of the Condensed Consolidated Financial Statements in our Form 10-Q filed with the SEC on July 25, 2022.

[11]

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

Three Months Ended June 30, 2021	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$59	$1	$5	$—	$—	$—	$7	$72	63	$1,142
Musselwhite	37	1	2	—	1	—	9	50	35	1,420
Porcupine	61	1	5	—	—	—	13	80	66	1,193
Éléonore	65	—	1	—	1	—	19	86	67	1,287
Peñasquito	95	2	—	—	1	5	14	117	181	656
Other North America	—	—	(1)	—	1	—	—	—	—	—
North America	317	5	12	—	4	5	62	405	412	985

Yanacocha	32	24	—	—	8	—	6	70	68	1,029
Merian	83	1	3	—	2	—	10	99	108	909
Cerro Negro	69	2	—	—	4	—	14	89	79	1,133
Other South America	—	—	—	2	1	—	—	3	—	—
South America	184	27	3	2	15	—	30	261	255	1,022

Boddington	162	3	1	—	—	3	24	193	189	1,023
Tanami	65	1	1	—	2	—	30	99	109	919
Other Australia	—	—	—	2	1	—	2	5	—	—
Australia	227	4	2	2	3	3	56	297	298	997

Ahafo	92	2	1	—	2	—	19	116	104	1,122
Akyem	56	7	1	—	1	—	11	76	90	828
Other Africa	—	—	1	2	—	—	—	3	—	—
Africa	148	9	3	2	3	—	30	195	194	1,000

Nevada Gold Mines	215	3	4	2	2	—	54	280	285	985
Nevada	215	3	4	2	2	—	54	280	285	985

Corporate and Other	—	—	14	38	(2)	—	5	55	—	—
Total Gold	$1,091	$48	$38	$46	$25	$8	$237	$1,493	1,444	$1,035

Gold equivalent ounces - other metals (11)
Peñasquito	$152	$3	$1	$—	$2	$14	$25	$197	260	$755
Other North America	—	—	—	1	—	—	—	1	—	—
North America	152	3	1	1	2	14	25	198	260	761

Boddington	38	—	1	—	—	2	5	46	42	1,088
Other Australia	—	—	—	1	—	—	—	1	—	—
Australia	38	—	1	1	—	2	5	47	42	1,113

Corporate and Other	—	—	6	16	—	—	1	23	—	—
Total Gold Equivalent Ounces	$190	$3	$8	$18	$2	$16	$31	$268	302	$886

Consolidated	$1,281	$51	$46	$64	$27	$24	$268	$1,761
[1]	Excludes Depreciation and amortization and Reclamation and remediation.
[2]	Includes by-product credits of $74 and excludes co-product revenues of $435.
[3]	Includes stockpile and leach pad inventory adjustments of $5 at CC&V.
[4]

Reclamation costs include operating accretion and amortization of asset retirement costs of $20 and $31, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $13 and $24, respectively.

[5]

Advanced projects, research and development and exploration excludes development expenditures of $1 at CC&V, $2 at Porcupine, $1 at Éléonore, $2 at Other North America, $3 at Yanacocha, $1 at Cerro Negro, $9 at Other South America, $7 at Tanami, $4 at Other Australia, $4 at Ahafo, $1 at Akyem, $4 at NGM and $4 at Corporate and Other, totaling $43 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

[6]

Care and maintenance, included in Other expense, net, includes $2 at Tanami of cash care and maintenance costs associated with the site temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended June 30, 2021 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

[7]

Other expense, net is adjusted for impairment of long-lived and other assets of $11, settlement costs of $8, restructuring and severance of $5 and distributions from the Newmont Global Community Support Fund of $1.

[8]

Includes sustaining capital expenditures of $74 for North America, $30 for South America, $58 for Australia, $29 for Africa, $54 for Nevada, and $6 for Corporate and Other, totaling $251 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $164. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis in our Form 10-Q filed with the SEC on July 25, 2022 for discussion of major development projects.

[9]	Includes finance lease payments for sustaining projects of $17.
[10]	Per ounce measures may not recalculate due to rounding.
[11]

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

Six Months Ended June 30, 2022	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
CC&V	$101	$7	$3	$—	$3	$—	$18	$132	82	$1,608
Musselwhite	96	3	3	—	1	—	17	120	72	1,670
Porcupine	137	2	6	—	—	—	23	168	128	1,313
Éléonore	133	4	1	—	3	—	26	167	97	1,734
Peñasquito (10)	214	5	2	—	1	13	32	267	264	1,013
Other North America	—	—	—	3	1	—	—	4	—	—
North America	681	21	15	3	9	13	116	858	643	1,336

Yanacocha	140	10	2	—	7	—	11	170	137	1,243
Merian	181	3	5	—	2	—	24	215	199	1,079
Cerro Negro	134	3	1	—	7	—	22	167	142	1,172
Other South America	—	—	—	5	—	—	—	5	—	—
South America	455	16	8	5	16	—	57	557	478	1,164

Boddington	343	9	2	—	1	8	27	390	439	888
Tanami	149	1	4	—	5	—	57	216	231	933
Other Australia	—	—	1	4	—	—	4	9	—	—
Australia	492	10	7	4	6	8	88	615	670	917

Ahafo	235	4	1	—	1	—	44	285	243	1,171
Akyem	143	15	1	—	—	—	17	176	199	884
Other Africa	—	—	1	5	—	—	1	7	—	—
Africa	378	19	3	5	1	—	62	468	442	1,057

Nevada Gold Mines	559	4	7	5	—	1	103	679	578	1,176
Nevada	559	4	7	5	—	1	103	679	578	1,176

Corporate and Other	—	—	39	93	(1)	—	6	137	—	—
Total Gold	$2,565	$70	$79	$115	$31	$22	$432	$3,314	2,811	$1,179

Gold equivalent ounces - other metals (11)
Peñasquito(10)	$483	$10	$6	$—	$4	$65	$68	$636	559	$1,138
Other North America	—	—	—	1	—	—	—	1	—	—
North America	483	10	6	1	4	65	68	637	559	1,140

Boddington	95	1	1	—	—	5	7	109	124	881
Other Australia	—	—	—	1	—	—	1	2	—	—
Australia	95	1	1	1	—	5	8	111	124	895

Corporate and Other	—	—	8	20	—	—	1	29	—	—
Total Gold Equivalent Ounces	$578	$11	$15	$22	$4	$70	$77	$777	683	$1,138

Consolidated	$3,143	$81	$94	$137	$35	$92	$509	$4,091
[1]	Excludes Depreciation and amortization and Reclamation and remediation.
[2]	Includes by-product credits of $57 and excludes co-product revenues of $845.
[3]	Includes stockpile and leach pad inventory adjustments of $7 at CC&V, $3 at Merian and $28 at NGM.
[4]

Reclamation costs include operating accretion and amortization of asset retirement costs of $32 and $49, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $57 and $21, respectively.

[5]

Advanced projects, research and development and exploration excludes development expenditures of $1 at CC&V, $1 at Porcupine, $3 at Peñasquito, $1 at Other North America, $4 at Yanacocha, $4 at Merian, $6 at Cerro Negro, $20 at Other South America, $9 at Tanami, $7 at Other Australia, $10 at Ahafo, $7 at Akyem, $8 at NGM and $14 at Corporate and Other, totaling $95 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

[6]

Other expense, net is adjusted for settlement costs of $18, impairment of long-lived and other assets of $2, restructuring and severance costs of $1 and distributions from the Newmont Global Community Support Fund of $1.

[7]

Includes sustaining capital expenditures of $160 for North America, $57 for South America, $89 for Australia, $60 for Africa, $103 for Nevada, and $7 for Corporate and Other, totaling $476 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $480. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis in our Form 10-Q filed with the SEC on July 25, 2022 for discussion of major development projects.

[8]	Includes finance lease payments for sustaining projects of $33.
[9]	Per ounce measures may not recalculate due to rounding.
[10]

Costs applicable to sales includes $70 related to the Peñasquito Profit-Sharing Agreement. For further information, refer to Note 3 of the Condensed Consolidated Financial Statements in our Form 10-Q filed with the SEC on July 25, 2022.

[11]

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($3.25/lb.), Silver ($23.00/oz.), Lead ($0.95/lb.) and Zinc ($1.15/lb.) pricing for 2022.

Six Months Ended June 30, 2021	Costs Applicable to Sales (1)(2)(3)	Reclamation Costs (4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$120	$3	$5	$—	$—	$—	$16	$144	119	$1,209
Musselwhite	76	1	4	—	1	—	18	100	74	1,359
Porcupine	127	2	9	—	—	—	22	160	140	1,146
Éléonore	118	1	2	—	3	—	37	161	128	1,258
Peñasquito	184	4	1	—	4	15	30	238	371	644
Other North America	—	—	—	2	1	—	—	3	—	—
North America	625	11	21	2	9	15	123	806	832	971

Yanacocha	82	36	2	—	16	—	8	144	129	1,117
Merian	164	2	3	—	3	—	20	192	216	887
Cerro Negro	109	3	1	—	10	—	25	148	126	1,181
Other South America	—	—	—	4	2	—	—	6	—	—
South America	355	41	6	4	31	—	53	490	471	1,041

Boddington	293	6	3	—	—	6	80	388	335	1,157
Tanami	135	1	2	—	3	—	55	196	231	854
Other Australia	—	—	—	5	1	—	3	9	—	—
Australia	428	7	5	5	4	6	138	593	566	1,048

Ahafo	184	4	3	—	3	—	36	230	208	1,108
Akyem	122	15	1	—	1	—	19	158	194	806
Other Africa	—	—	1	4	—	—	—	5	—	—
Africa	306	19	5	4	4	—	55	393	402	974

Nevada Gold Mines	442	5	6	5	2	—	85	545	590	924
Nevada	442	5	6	5	2	—	85	545	590	924

Corporate and Other	—	—	39	91	—	—	8	138	—	—
Total Gold	$2,156	$83	$82	$111	$50	$21	$462	$2,965	2,861	$1,037

Gold equivalent ounces - other metals (11)
Peñasquito	$307	$5	$1	$—	$6	$57	$48	$424	558	$760
Other North America	—	—	—	1	—	—	—	1	—	—
North America	307	5	1	1	6	57	48	425	558	762

Boddington	65	1	1	—	—	3	17	87	71	1,216
Other Australia	—	—	—	1	—	—	—	1	—	—
Australia	65	1	1	1	—	3	17	88	71	1,231

Corporate and Other	—	—	6	16	—	—	1	23	—	—
Total Gold Equivalent Ounces	$372	$6	$8	$18	$6	$60	$66	$536	629	$851

Consolidated	$2,528	$89	$90	$129	$56	$81	$528	$3,501
[1]	Excludes Depreciation and amortization and Reclamation and remediation.
[2]	Includes by-product credits of $130 and excludes co-product revenues of $825.
[3]	Includes stockpile and leach pad inventory adjustments of $9 at CC&V and $10 at NGM.
[4]

Reclamation costs include operating accretion and amortization of asset retirement costs of $40 and $49, respectively, and exclude accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $26 and $37, respectively.

[5]

Advanced projects, research and development and exploration excludes development expenditures of $3 at CC&V, $3 at Porcupine, $2 at Éléonore, $2 at Other North America, $4 at Yanacocha, $1 at Merian, $1 at Cerro Negro, $15 at Other South America, $9 at Tanami, $6 at Other Australia, $5 at Ahafo, $2 at Akyem, $8 at NGM and $4 at Corporate and Other, totaling $65 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

[6]

Care and maintenance, included in Other expense, net, includes $2 at Tanami of cash care and maintenance costs associated with the site temporarily being placed into care and maintenance or operating at reduced levels in response to the COVID-19 pandemic, during the period ended June 30, 2021 that we would have continued to incur if the site were not temporarily placed into care and maintenance.

[7]

Other expense, net is adjusted for impairment of long-lived and other assets of $12, settlement costs of $11, restructuring and severance costs of $10 and distributions from the Newmont Global Community Support Fund of $2.

[8]

Includes sustaining capital expenditures of $147 for North America, $53 for South America, $146 for Australia, $54 for Africa, $85 for Nevada, and $9 for Corporate and Other, totaling $494 and excludes development capital expenditures, capitalized interest and the change in accrued capital totaling $320. See Liquidity and Capital Resources within Part I, Item 2, Management's Discussion and Analysis in our Form 10-Q filed with the SEC on July 25, 2022 for discussion of major development projects.

[9]	Includes finance lease payments for sustaining projects of $34.
[10]	Per ounce measures may not recalculate due to rounding.
[11]

Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,200/oz.), Copper ($2.75/lb.), Silver ($22.00/oz.), Lead ($0.90/lb.) and Zinc ($1.05/lb.) pricing for 2021.

A reconciliation of the 2022 Gold AISC outlook to the 2022 Gold CAS outlook, the 2022 Co-product AISC outlook to the 2022 Co-product CAS outlook and the 2022 Total GEO AISC outlook to the 2022 Total GEO CAS outlook are provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2022 Outlook - Gold (1)(2)
(in millions, except ounces and per ounce)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$5,330
Reclamation Costs (5)	150
Advanced Projects & Exploration (6)	150
General and Administrative (7)	235
Other Expense	50
Treatment and Refining Costs	60
Sustaining Capital (8)	875
Sustaining Finance Lease Payments	40
All-in Sustaining Costs	$6,890
Ounces (000) Sold (9)	6,000
All-in Sustaining Costs per Oz	$1,150
[1]

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2022 AISC Gold, Co-Product and Total GEO Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

[2]	All values are presented on a consolidated basis for Newmont.
[3]	Excludes Depreciation and amortization and Reclamation and remediation.
[4]	Includes stockpile and leach pad inventory adjustments.
[5]	Reclamation costs include operating accretion and amortization of asset retirement costs.
[6]	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
[7]	Includes stock based compensation.
[8]	Excludes development capital expenditures, capitalized interest and change in accrued capital.
[9]	Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo.

2022 Outlook - Co-Product (1)(2)
(in millions, except GEO and per GEO)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$970
Reclamation Costs (5)	20
Advanced Projects & Exploration (6)	20
General and Administrative (7)	35
Other Expense	20
Treatment and Refining Costs	160
Sustaining Capital (8)	125
Sustaining Finance Lease Payments	20
All-in Sustaining Costs	$1,370
Co-Product GEO (000) Sold (9)	1,300
All-in Sustaining Costs per Co Product GEO	$1,050
[1]

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2022 AISC Gold, Co-Product and Total GEO Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

[2]	All values are presented on a consolidated basis for Newmont.
[3]	Excludes Depreciation and amortization and Reclamation and remediation.
[4]	Includes stockpile and leach pad inventory adjustments.
[5]	Reclamation costs include operating accretion and amortization of asset retirement costs.
[6]	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
[7]	Includes stock based compensation.
[8]	Excludes development capital expenditures, capitalized interest and change in accrued capital.
[9]	Co-Product GEO are all non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper).
2022 Outlook - Total GEO (1)(2)
(in millions, except GEO and per GEO)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$6,300
Reclamation Costs (5)	170
Advanced Projects and Exploration (6)	170
General and Administrative (7)	270
Other Expense	70
Treatment and Refining Costs	220
Sustaining Capital (8)	1,000
Sustaining Finance Lease Payments	60
All-in Sustaining Costs	$8,260
Total GEO (000) Sold (9)	7,300
All-in Sustaining Costs per Total GEO	$1,130
[1]

The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2022 AISC Gold, Co-Product and Total GEO Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.

[2]	All values are presented on a consolidated basis for Newmont.
[3]	Excludes Depreciation and amortization and Reclamation and remediation.
[4]	Includes stockpile and leach pad inventory adjustments.
[5]	Reclamation costs include operating accretion and amortization of asset retirement costs.
[6]	Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
[7]	Includes stock based compensation.
[8]	Excludes development capital expenditures, capitalized interest and change in accrued capital.
[9]

Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo. Total GEO represents gold and non-gold co-products (Peñasquito silver, zinc, lead, Boddington copper).

Net debt to Adjusted EBITDA ratio

Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021

Net income (loss) attributable to Newmont stockholders	$387	$448	$(46)	$3
Net income (loss) attributable to noncontrolling interests	13	21	(718)	(246)
Net loss (income) from discontinued operations	(8)	(16)	(15)	(11)
Equity loss (income) of affiliates	(17)	(39)	(28)	(39)
Income and mining tax expense (benefit)	33	214	300	222
Depreciation and amortization	559	547	639	570
Interest expense, net of capitalized interest	57	62	66	66
EBITDA	1,024	1,237	198	565
EBITDA Adjustments:
Change in fair value of investments	135	(39)	(45)	96
Settlement costs	5	13	—	—
Impairment of long-lived and other assets	2	—	7	6
COVID-19 specific costs	1	—	2	1
Pension settlement	—	130	4	—
(Gain) loss on asset and investment sales	—	35	(166)	(3)
Reclamation and remediation charges	—	13	1,587	79
Restructuring and severance	—	1	1	—
Loss on debt extinguishment	—	—	11	—
Loss on assets held for sale	—	—	—	571
Impairment of investments	—	—	—	1
Other	(18)	—	—	—
Adjusted EBITDA	1,149	1,390	1,599	1,316
12 month trailing Adjusted EBITDA	$5,454

Total Debt	$5,568
Lease and other financing obligations	605
Less: Cash and cash equivalents	4,307
Total net debt	$1,866

Net debt to adjusted EBITDA	0.3

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Consolidated gold sales, net	$2,722	$2,630	$5,236	$5,112
Consolidated copper sales, net	76	80	175	132
Consolidated silver sales, net	140	175	296	343
Consolidated lead sales, net	28	43	72	87
Consolidated zinc sales, net	92	137	302	263
Total sales	$3,058	$3,065	$6,081	$5,937
	Three Months Ended June 30, 2022
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,754	$102	$148	$35	$150
Provisional pricing mark-to-market	(21)	(23)	(15)	(6)	(40)
Silver streaming amortization	—	—	20	—	—
Gross after provisional pricing and streaming impact	2,733	79	153	29	110
Treatment and refining charges	(11)	(3)	(13)	(1)	(18)
Net	$2,722	$76	$140	$28	$92
Consolidated ounces (thousands)/pounds (millions) sold	1,482	25	8,066	35	85
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,858	$4.03	$18.41	$0.99	$1.76
Provisional pricing mark-to-market	(14)	(0.92)	(1.81)	(0.16)	(0.47)
Silver streaming amortization	—	—	2.45	—	—
Gross after provisional pricing and streaming impact	1,844	3.11	19.05	0.83	1.29
Treatment and refining charges	(8)	(0.12)	(1.63)	(0.03)	(0.21)
Net	$1,836	$2.99	$17.42	$0.80	$1.08
	Three Months Ended June 30, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,625	$81	$160	$41	$135
Provisional pricing mark-to-market	13	1	9	2	4
Silver streaming amortization	—	—	18	—	—
Gross after provisional pricing and streaming impact	2,638	82	187	43	139
Treatment and refining charges	(8)	(2)	(12)	—	(2)
Net	$2,630	$80	$175	$43	$137
Consolidated ounces (thousands)/pounds (millions) sold	1,444	19	7,615	42	102
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,819	$4.40	$20.94	$0.97	$1.33
Provisional pricing mark-to-market	9	0.07	1.15	0.07	0.03
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,828	4.47	24.53	1.04	1.36
Treatment and refining charges	(5)	(0.10)	(1.53)	(0.02)	(0.02)
Net	$1,823	$4.37	$23.00	$1.02	$1.34
[1]	Per ounce/pound measures may not recalculate due to rounding.

	Six Months Ended June 30, 2022
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$5,256	$194	$296	$79	$356
Provisional pricing mark-to-market	2	(14)	(12)	(5)	(18)
Silver streaming amortization	—	—	39	—	—
Gross after provisional pricing and streaming impact	5,258	180	323	74	338
Treatment and refining charges	(22)	(5)	(27)	(2)	(36)
Net	$5,236	$175	$296	$72	$302
Consolidated ounces (thousands)/pounds (millions) sold	2,811	46	15,718	77	205
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,870	$4.24	$18.89	$1.03	$1.74
Provisional pricing mark-to-market	1	(0.31)	(0.75)	(0.06)	(0.09)
Silver streaming amortization	—	—	2.45	—	—
Gross after provisional pricing and streaming impact	1,871	3.93	20.59	0.97	1.65
Treatment and refining charges	(8)	(0.12)	(1.74)	(0.03)	(0.18)
Net	$1,863	$3.81	$18.85	$0.94	$1.47
	Six Months Ended June 30, 2021
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$5,148	$129	$323	$100	$286
Provisional pricing mark-to-market	(15)	6	9	(11)	4
Silver streaming amortization	—	—	39	—	—
Gross after provisional pricing and streaming impact	5,133	135	371	89	290
Treatment and refining charges	(21)	(3)	(28)	(2)	(27)
Net	$5,112	$132	$343	$87	$263
Consolidated ounces (thousands)/pounds (millions) sold	2,861	31	16,146	92	221
Average realized price (per ounce/pound): (1)
Gross before provisional pricing and streaming impact	$1,800	$4.21	$19.99	$1.08	$1.29
Provisional pricing mark-to-market	(5)	0.19	0.57	(0.11)	0.02
Silver streaming amortization	—	—	2.44	—	—
Gross after provisional pricing and streaming impact	1,795	4.40	23.00	0.97	1.31
Treatment and refining charges	(7)	(0.10)	(1.73)	(0.02)	(0.12)
Net	$1,788	$4.30	$21.27	$0.95	$1.19
[1]	Per ounce/pound measures may not recalculate due to rounding.

Gold by-product metrics

Copper, sliver, lead and zinc are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead and zinc production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead and zinc sales recognized from Sales and including these amounts as offsets to CAS.

Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Consolidated gold sales, net	$2,722	$2,630	$5,236	$5,112
Consolidated other metal sales, net	336	435	845	825
Sales	$3,058	$3,065	$6,081	$5,937

Costs applicable to sales	$1,708	$1,281	$3,143	$2,528
Less: Consolidated other metal sales, net	(336)	(435)	(845)	(825)
By-Product costs applicable to sales	$1,372	$846	$2,298	$1,703
Gold sold (thousand ounces)	1,482	1,444	2,811	2,861
Total Gold CAS per ounce (by-product) (1)	$926	$586	$818	$595

Total AISC	$2,205	$1,761	$4,091	$3,501
Less: Consolidated other metal sales, net	(336)	(435)	(845)	(825)
By-Product AISC	$1,869	$1,326	$3,246	$2,676
Gold sold (thousand ounces)	1,482	1,444	2,811	2,861
Total Gold AISC per ounce (by-product) (1)	$1,261	$918	$1,155	$935
[1]	Per ounce measures may not recalculate due to rounding.

Conference Call Information

A conference call will be held on Monday, July 25, 2022 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company’s website.

Conference Call Details

Dial-In Number	844.200.6205
Intl. Dial-In Number	929.526.1599
Dial-In Access Code	408771
Conference Name	Newmont
Replay Number	866.813.9403
Intl. Replay Number	44.204.525.0658
Replay Access Code	870232

Webcast Details
Title: Newmont Second Quarter 2022 Earnings Conference Call
URL: https://events.q4inc.com/attendee/715196742

The second quarter 2022 results will be available before the market opens on Monday, July 25, 2022, on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

About Newmont

Newmont is the world’s leading gold company and a producer of copper, silver, zinc and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in North America, South America, Australia and Africa. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social and governance practices. The Company is an industry leader in value creation, supported by robust safety standards, superior execution and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production and upside potential; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the Tanami Expansion 2, Ahafo North, Yanacocha Sulfides, Pamour and Cerro Negro District Expansion 1 projects, including, without limitation, expectations for production, milling, costs applicable to sales and all-in sustaining costs, capital costs, mine life extension, construction completion, commercial production and other timelines; (v) expectations regarding future investments or divestitures; (vi) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases; and (vii) other outlook. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve and mineralized material estimates; and (viii) other planning assumptions. Uncertainties relating to the impacts of Covid-19, include, without limitation, general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, the ability to operate following changing governmental restrictions on travel and operations (including, without limitation, the duration of restrictions, including access to sites, ability to transport and ship doré, access to processing and refinery facilities, impacts to international trade, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, impacts to productivity and operations in connection with decisions intended to protect the health and safety of the workforce, their families and neighboring communities), the impact of additional waves or variations of Covid, and the availability and impact of Covid vaccinations in the areas and countries in which we operate. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Although the Company does not currently have operations in Ukraine, Russia or other parts of Europe, Russia’s invasion of Ukraine has resulted in uncertainties in the market which could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities. Investors are reminded that future dividends beyond the dividend payable on September 22, 2022 to holders of record at the close of business on September 8, 2022 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and the Company’s dividend framework is non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full authorized amount during the authorization period. Consequently, the Board of Directors may revise or terminate such share repurchase authorization in the future. For a more detailed discussion of risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, each filed with the U.S. Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors", available on the SEC website or www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Notice Regarding Reserve and Resource:

Unless otherwise stated herein, the reserves stated in this release represent estimates at December 31, 2021, which could be economically and legally extracted or produced at the time of the reserve determination. Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on metal prices and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. Additionally, resource does not indicate proven and probable reserves as defined by the SEC or the Company’s standards. Estimates of measured, indicated and inferred resource are subject to further exploration and development, and are, therefore, subject to considerable uncertainty. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. For additional information on our reserves and resources, please see Item 2 of the Company’s Form 10-K, filed on February 24, 2022 with the SEC.

Contacts

Media Contact
Courtney Boone 303.837.5159 courtney.boone@newmont.com

Investor Contact
Daniel Horton 303.837.5468 daniel.horton@newmont.com